Exhibit 99.1

For Immediate Release

Varsity Group Inc. to Begin Trading on NASDAQ

National Market

Washington, D.C. September 28, 2004– Varsity Group Inc. (OTCBB: VSTY.OB), a leading provider of online bookstore solutions for educational institutions, announced today that it has received notification from The NASDAQ Stock Market that the Company’s application for listing has been accepted and expects to begin trading on The NASDAQ National Market under the symbol “VSTY” effective 9:30 a.m. on Wednesday September 29, 2004. Varsity’s common stock currently trades on the Over-the-Counter Bulletin Board under the symbol “VSTY.OB”.

“We are excited to return to the NASDAQ National Market,” said Eric Kuhn, chairman and Chief Executive Officer of Varsity Group. “This is a significant milestone for our Company. We are extremely grateful for the continued support of our shareholders and for the dedication of our employees. We are committed to the continued growth and development of our Company, the expansion of our eduPartners business and the continued delivery of value to our shareholders.”

The NASDAQ National Market listing is subject to compliance with NASDAQ’s minimum bid price requirement of $5.00 on the first day of trading and ongoing compliance with all applicable NASDAQ marketplace rules and requirements.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions. Founded in 1997 as VarsityBooks.com, the Company pioneered selling new college textbooks over the Internet. Building on its textbook expertise, Varsity Group offers educational institutions the opportunity to outsource textbook procurement operations by utilizing eduPartners, its e-commerce solution for schools. Varsity Group’s network of private middle and high schools, small colleges and distance learning organizations that are members of its eduPartners program is more than 315 institutions nationwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group’s business that are not historical facts are “Forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

###

Contact:

Jack Benson

Chief Financial Officer

jack.benson@varsity-group.com

202-349-1212